EXHIBIT 99.1

WaferGen Bio-systems Announces 50 Percent Year-Over-Year Growth in Fourth Quarter 2015 Revenues

Fourth Quarter Revenues Include Initial Two ICELL8™ Single-Cell System Sales and Represents 15-25% Growth Over Third Quarter 2015 Revenues

Company Provides Full-Year 2016 Revenue Guidance; Expecting 70 Percent Growth Over Full-Year 2015 Revenues

FREMONT, California, January 28, 2016 -- WaferGen Bio-systems (NASDAQ: WGBS) today announced preliminary, unaudited revenue for the fourth quarter of 2015. The Company expects total revenue for the fourth quarter of 2015 to be in the range of $2.3 million to $2.5 million, which would represent an increase of 43-55% when compared to the $1.6 million reported for the fourth quarter of 2014. This also represents a sequential increase of 14-24% compared to the $2.0 million generated in the third quarter of 2015. Revenue for the fourth quarter is expected to be the highest in WaferGen's history, and represents the third consecutive quarter of revenue growth. The primary driver of revenue growth was sales of the Company's SmartChip™ products and services and the initial two ICELL8™ Single-Cell System sales.

For full-year 2015, WaferGen expects total revenue to be in the range of $7.1-$7.3 million, which would represent an increase of 18-22% when compared to the $6.0 million reported for the full-year 2014.

“We are extremely pleased with the positive momentum our business continues to build,” said Dr. Rolland Carlson, CEO of WaferGen Bio-systems. “The initial feedback from potential ICELL8™ customers has been overwhelmingly positive, and we look forward to continuing to gain traction in the marketplace in 2016 with this revolutionary platform. In addition, the demand for our base business products remains strong, and we expect that strength to carry over into 2016. While our 2015 full-year revenues are below our previously provided guidance of $7.8 to $8.2 million, the anticipated shortfall is related to the timing associated with certain revenues that have now been included in our 2016 total revenue guidance of $12.0-$13.0 million, which would represent an increase of approximately 70 percent over full-year 2015 total revenues.”

The quarterly and full-year financial results included in this press release were calculated prior to the completion of a review by WaferGen Bio-systems' external auditors and are therefore subject to adjustment. Actual revenues for the fourth quarter and full-year 2015 may differ materially from the Company’s expectations.

About WaferGen
WaferGen Bio-systems, Inc. is a biotechnology company that offers innovative genomic technology solutions for single-cell analysis and clinical research. The ICELL8™ Single-Cell System can isolate thousands of single cells and processes specific cells for analysis, including Next Generation Sequencing. The system has demonstrated unbiased isolation of up to 1,800 single cells ranging from 5-100 µm in size on a single chip, including single cells from solid tumors, brain cells, pulmonary airway cells, and multiple cell lines. The SmartChip™ platform can be used for profiling and validating molecular biomarkers, and can perform massively-parallel singleplex PCR for one-step target enrichment and library preparation for clinical NGS. The Apollo 324™ system can be used to process DNA and RNA from clinical samples to next generation sequencing ready libraries. These technologies offer a powerful set of tools for biological analysis at the molecular and single-cell level in the life sciences, pharmaceutical, and clinical laboratory industries.

For additional information, please see http://www.wafergen.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms.  Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses, expected cash usage, our expectations regarding our development of future products including single cell analysis technologies and our expectations concerning our competitive position and business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

INVESTOR CONTACTS:
LifeSci Advisors, LLC
Brian Ritchie
BRitchie@LifeSciAdvisors.com

WaferGen Bio-systems, Inc.
Rollie Carlson
Rollie.Carlson@wafergen.com